Section 6.2 of the Bylaws of Coachmen Industries, Inc., as amended effective August 22, 2007

Section 6.2 – Shares.  Shares may be certificated or uncertificated as specifically provided in this Section.

(a)

Except as specifically provided in this Section, all shares shall be represented by a certificate.  Certificates representing shares of the Corporation shall be respectively numbered serially, with due consideration for any uncertificated shares, for each class of shares, or series thereof, as they are issued, may be impressed with the Corporate seal, or a facsimile thereof, and shall be signed by the Chairman, Chief Executive Officer, or President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary, provided that such signatures may be facsimile if the certificate is counter signed by a transfer agent, or registered by a registrar other than the Corporation itself or its employee.  Each certificate shall state the name of the Corporation, the fact that the Corporation is organized or incorporated under the laws of the State of Indiana, the name of the person to whom issued, the date of issue, the class (or series of any class), the number of shares thereby or a statement that such shares are without par value.  If the Articles of Incorporation of the Corporation authorize the issuance of more than one class of shares, a statement of the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class shall be set forth in full or summarized on the face or back of the certificates which the Corporation shall issue or in lieu thereof, the certificate may set forth that such a statement or summary will be furnished to any shareholder upon request without charge.  Each certificate shall be otherwise in such form as may be prescribed by the Board of Directors and as shall conform to the rules of any stock exchange on which the shares may be listed.

The Corporation shall not issue certificates representing fractional shares and shall not be obligated to make any transfers creating a fractional interest in a share of stock.  The Corporation may, but shall not be obligated to, issue script in lieu of any fractional shares, such scrip to have terms and conditions specified by the Board of Directors.

(b) Uncertificated, Book-entry Shares.  Uncertificated, book-entry shares shall be permitted only through the Direct Registration System (“DRS”) approved by the Securities Exchange Commission.  All registered shareholders owning uncertificated, book-entry shares through the DRS shall have the same rights as if they held certificated shares.